Exhibit 10.17

                                September 3, 1998


TO:      Name

RE:      AMENDMENT OF NON-QUALIFIED STOCK OPTION AWARDS

         The Non-Qualified Stock Option contract for your May 29, 1998 grant failed to address one important aspect of the terms of the grant relating to forfeiture of the award if you voluntarily terminate employment with the Company prior to age 62. Therefore, Sections 3.c. and 4 of your contract are hereby rescinded to be replaced in their entirety with the following:

         3.c. When, prior to a Change of Control, there has occurred an event of forfeiture as defined in Section 4 herein, the Option, to the extent exercisable, shall remain exercisable for thirty (30) days thereafter.

         4. Forfeiture. Prior to a change of Control, this Option is subject to forfeiture upon the occurrence of one of the following events:

                    a.   The Optionee's employment is Terminated for Cause; or

                    b. The Optionee engages in competition with the Company or an Affiliate; or

                    c. The Optionee voluntarily terminates employment prior to the age of 62.

                  If there is an event of forfeiture, the portion of the Option that is exercisable at that time may be exercised as set forth in Section 3 hereof.

         All other terms and conditions of your Award remain the same.

         Please acknowledge your acceptance of the amendment set forth above by signing and dating one copy of this note in the space provided below and returning it to Janet Andis. Upon receipt of a copy of this note signed by you, your Award will be deemed amended accordingly.



AGREED:________________________             ___________________________
                                                   D. R. Wenzel
Date:    ___________________________         Chief Financial Officer